UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 1, 2005

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27865	13-2640971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Van Buren Street, Herndon, Virginia 20170

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) 703-964-8000

______________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with comments from the Securities and Exchange Commission on our financial statements for the fiscal year ended September 30, 2004, and upon a review and assessment by our Board of Directors, on October 31, 2005 our Board of Directors concluded that certain of our previously issued financial statements should no longer be relied upon because of errors in such financial statements. Specifically, in connection with our acquisitions of Seven Corporation, Iplicity, Inc. and DevElements, Inc., we recorded an aggregate of approximately $1,769,133 as goodwill which we have determined should have been recorded as intangible assets, which includes $134,000 which will be reclassified as software product, $100,000 which will be reclassified as software library and $1,535,133 which will be reclassified as customer contracts/relationships. We are in the process of preparing amendments to our annual report on Form 10-KSB for the fiscal year ended September 30, 2004, as well as our quarterly reports on Form 10-QSB for the periods ended December 31, 2004, March 30, 2005 and June 30, 2005 to reflect this reclassification of goodwill to intangible assets. The amortization periods for these intangibles will be two years for customer contracts/relationships, three years for software product and five years for software library. This reclassification will have the effect of reducing our total assets on our balance sheets for each of the periods ended December 31, 2004, March 30, 2005 and June 30, 2005 and increasing our net losses for the fiscal year ended September 30, 2004 and the subsequent periods in amounts yet to be determined based upon the applicable amortization periods.

Our CEO has discussed these matters with our independent registered public accounting firm. It is our intention to file the amended reports with the revised financial statements as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICEWEB, INC.

Date: November 1, 2005	By:	/s/ John R. Signorello
John R. Signorello,
Chief Executive Officer